AMENDMENT TO MANAGEMENT PERFORMANCE SHARE AGREEMENTS
     Pursuant to the MetLife, Inc. 2005 Stock and Incentive Compensation Plan (the “Plan”), MetLife, Inc. hereby amends each of your Management Performance Share Agreements (the “Agreements”) as of December 31, 2007, as follows (this “Amendment”):
     1. Section 2(f) of each Agreement is restated in its entirety as follows:
     (f) Other Termination of Employment. Unless the Committee determines otherwise, if no other provision in this Section 2 regarding change of status applies, including, for example, your voluntary termination of employment, your termination without Retirement or Bridge Eligibility, or your termination by the Company or an Affiliate without Cause, your Performance Shares will be forfeited immediately unless you are offered a separation agreement by the Company or an Affiliate under a severance program. To the extent you are offered a separation agreement by the Company or an Affiliate, and your separation agreement becomes final, your Prorated Performance Shares will be due and payable to you. The number of your “Prorated Performance Shares” will be determined by dividing the number of calendar months in the Performance Period that have ended as of the end of the month of the termination of your employment by thirty-six (36), multiplying the result by the number of your Performance Shares, and rounding to the nearest whole number; provided, however, that if the date of the termination of your employment is prior to the first anniversary of the beginning of the Performance Period, then the number of your Prorated Performance Shares shall be zero (0). Payment for each of your Prorated Performance Shares will be made in cash at a value equal to the Closing Price on the Grant Date, and shall be rounded to the nearest one-hundred dollars ($100.00). If your separation agreement does not become final, your Performance Shares will be forfeited.
     2. Section 3 of each Agreement is restated in its entirety as follows:
3. Change of Control.
     (a) Except as provided in Section 3(b), and unless otherwise prohibited under law or by applicable rules of a national security exchange, if a Change of Control occurs, your Performance Shares will be due and payable in the form of cash equal to the number of your Performance Shares multiplied by the Change of Control Price.
     (b) The terms of Section 3(a) will not apply to your Performance Shares if the Committee reasonably determines in good faith, prior to the Change of Control, that you have been granted an Alternative Award for your Performance Shares pursuant to Section 15.2 of the Plan. Any such Alternative Award shall not accelerate the timing of payment or otherwise violate Code Section 409A.
3. Section 8 of each Agreement is restated in its entirety as follows:
8. Timing of Payment.
     (a) This Agreement is intended to comply with Code Section 409A and shall be interpreted accordingly. If Shares are to be paid to you, you will receive evidence of ownership of those Shares.
     (b) If payment is due and payable under Section 2(b), it will be made upon your death.

     (c) If payment is due and payable under Section 2(f), it will be made six (6) months after the termination of your employment (or six (6) months after your “separation from service” under Code Section 409A, if that is a different date).
     (d) If payment is due and payable under Section 3(a), and the Change of Control that causes payment to be due and payable is a “change of control” as defined under Code Section 409A, such sum shall be paid to you within thirty (30) days of the Change of Control. If payment is due and payable under Section 3(a), and the Change of Control that causes payment to be due and payable is not a “change of control” as defined under Code Section 409A, such sum shall be paid to you at the time determined under Section 8(e).
     (e) If payment is due and payable under the Standard Performance Terms and you have chosen to defer payment under an applicable deferred compensation plan offered by the Company or an Affiliate, payment will be made at the time determined under that plan. If payment is due and payable under the Standard Performance Terms and you have not chosen to defer payment under an applicable deferred compensation plan offered by the Company or an Affiliate, payment will be made in the calendar year after the end of the performance period.
     4. Any capitalized word used in this Amendment is defined in the Plan or each Agreement. This Amendment will be construed in accordance with and governed by the laws of the State of Delaware, regardless of the law that might be applied under principles of conflict of laws. This Amendment, the Agreements, and the Plan represent the entire agreements between you and the Company, and you and all Affiliates, regarding your Performance Shares and no other promises, terms, or agreements of any kind regarding your Performance Shares apply. In the event any provision of this Amendment is held illegal or invalid, the rest of the Amendment will remain enforceable. In no event will this amendment be construed in a manner that would cause you to incur a penalty under Code Section 409A.
     IN WITNESS WHEREOF, the Company has caused its duly authorized officer to execute this Amendment.

METLIFE, INC.
By:	Gwenn L. Carr

Name
Senior Vice President

Title
/s/ Gwenn L. Carr

Signature